  Exhibit 99.1

For Immediate Release

LightPath Technologies Appoints Louis Leeburg as Chairman

ORLANDO, FL – May 12, 2021 – LightPath Technologies, Inc. (NASDAQ: LPTH) (“LightPath,” the “Company,” or “we”), a leading vertically integrated global manufacturer and integrator of proprietary optical and infrared components and high-level assemblies, today announced that Mr. Louis Leeburg has been appointed as Chairman of the Board of Directors of LightPath, succeeding Mr. Robert Ripp who retired, effective May 11, 2021.

“I am honored to be appointed as Chairman of the Board of LightPath Technologies,” said Louis Leeburg. “On behalf of the entire Board and executive management team, we thank Bob for his 22 years of service as Chairman and his dedicated stewardship of the Company. Consistent with the transition of vision and leadership we began implementing under Bob, we are now well positioned, both financially and strategically, to pursue a more value-added approach to the global photonics industry where we progress from simply providing optical components to offering comprehensive engineered solutions. It is an exciting time to take an even more active role in the future growth of LightPath.”

Sam Rubin, CEO of LightPath, said, “We wish Bob well in his retirement and appreciate the indelible mark he has made on the Company. At the same time, I am very pleased that my fellow Board member, Louis Leeburg, has been appointed as our new Chairman. Many changes have been made to LightPath’s leadership since I was appointed CEO approximately one year ago. With our diverse and strong Board complementing the recent expansion of our management team, we are provided with the framework to navigate the Company toward the establishment of a more vital presence in the industry and more profitable long term growth.”

Louis Leeburg has served as a director of LightPath since May 1996, including membership of the Company’s Audit and Compensation Committees. Mr. Leeburg is a self-employed business consultant with over 40 years of finance and investment management leadership experience. He began his career as an audit manager for Price Waterhouse & Co. Mr. Leeburg received a Bachelor of Science in Accounting from Arizona State University. He was a longstanding member of Financial Foundation Officers Group and the treasurer and trustee for the John E. Fetzer Memorial Trust Fund during its 30 years of activity until being combined into the Fetzer Institute, and was honored as a Lifetime Director of The Institute for Noetic Sciences.

About LightPath Technologies

LightPath Technologies, Inc. (NASDAQ: LPTH) is a leading global, vertically integrated provider of optics, photonics and infrared solutions for the industrial, commercial, defense, telecommunications, and medical industries. LightPath designs and manufactures proprietary optical and infrared components including molded glass aspheric lenses and assemblies, infrared lenses and thermal imaging assemblies, fused fiber collimators, and proprietary Black DiamondTM (“BD6”) chalcogenide-based glass lenses. LightPath also offers custom optical assemblies, including full engineering design support. The Company is headquartered in Orlando, Florida, with manufacturing and sales offices in Latvia and China.

LightPath’s wholly-owned subsidiary, ISP Optics Corporation, manufactures a full range of infrared products from high performance MWIR and LWIR lenses and lens assemblies. ISP’s infrared lens assembly product line includes athermal lens systems used in cooled and un-cooled thermal imaging cameras. Manufacturing is performed in-house to provide precision optical components including spherical, aspherical and diffractive coated infrared lenses. ISP’s optics processes allow it to manufacture its products from all important types of infrared materials and crystals. Manufacturing processes include CNC grinding and CNC polishing, diamond turning, continuous and conventional polishing, optical contacting and advanced coating technologies.

For more information on LightPath and its businesses, please visit www.lightpath.com.

Forward-Looking Statements

This press release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “forecast,” “guidance,” “plan,” “estimate,” “will,” “would,” “project,” “maintain,” “intend,” “expect,” “anticipate,” “prospect,” “strategy,” “future,” “likely,” “may,” “should,” “believe,” “continue,” “opportunity,” “potential,” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters, and include, for example, statements related to the expected effects on the Company’s business from the COVID-19 pandemic. These forward-looking statements are based on information available at the time the statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or suggested by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the duration and scope of the COVID-19 pandemic and impact on the demand for the Company products; the ability of the Company to obtain needed raw materials and components from its suppliers; actions governments, businesses, and individuals take in response to the pandemic, including mandatory business closures and restrictions on onsite commercial interactions; the impact of the pandemic and actions taken in response to the pandemic on global and regional economies and economic activity; the pace of recovery when the COVID-19 pandemic subsides; general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; the effects of steps that the Company could take to reduce operating costs; the inability of the Company to sustain profitable sales growth, convert inventory to cash, or reduce its costs to maintain competitive prices for its products; circumstances or developments that may make the Company unable to implement or realize the anticipated benefits, or that may increase the costs, of its current and planned business initiatives; and those factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended June 30, 2020. Should one or more of these risks, uncertainties, or facts materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by the forward-looking statements contained herein. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Investor Relations Contact for LightPath:
Jordan Darrow
Darrow Associates, Inc.
Tel: 512-551-9296
jdarrow@darrowir.com